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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

SupportSoft, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

868587106
						(CUSIP Number)

July 12, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 868587106				13D				Page 2 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-7,303,750-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-7,303,750-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-7,303,750-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 3 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-7,303,750-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-7,303,750-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-7,303,750-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 4 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-4,760,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-4,760,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-4,760,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	14.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 868587106				13D			Page 5 of 9 Pages

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of SupportSoft, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 1700, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is part of a Massachusetts Business
Trust.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 868587106				13D			Page 6 of 9 Pages


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		7,303,750	21.8%
RS Investment Mgmt, L.P.		7,303,750	21.8%
RS Diversified Growth Fund		4,760,000	14.9%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 33,501,459 shares of Common Stock of the Issuer outstanding as of May 15, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 7,303,750 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 7,303,750 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 4,760,000 shares of the Issuer.

CUSIP No. 868587106				13D			Page 7 of 9 Pages

The following is a list of transactions by the filing parties in the last 60 days:

ACCT              DATE          SHARES      AMT        TYPE

RS acct           05/21/2002       4100       12956    open mkt sale
RS acct           05/21/2002        900        2844    open mkt sale
RS acct           05/21/2002       2100        6636    open mkt sale
RS acct           05/21/2002       2900        9164    open mkt sale
Sub-advised       05/21/2002       5000       15800    open mkt sale
Sub-advised fund  05/21/2002       2300        7268    open mkt sale
DGF               05/29/2002      19000       54150    open mkt purch
RS acct           05/29/2002      10000       28500    open mkt purch
Sub-advised fund  05/29/2002      16000       45600    open mkt purch
Sub-advised fund  05/29/2002      20000       57000    open mkt purch
DGF               06/05/2002     182000      551460    open mkt purch
SCG Fund          06/05/2002        500        1515    open mkt sale
SCG Fund          06/05/2002        400        1212    open mkt sale
SCG Fund          06/05/2002      11000       33329    open mkt sale
SCG Fund          06/05/2002       3200        9696    open mkt sale
SCG Fund          06/05/2002       4600       13938    open mkt sale
SCG Fund          06/05/2002      35600      107865    open mkt sale
SCG Fund          06/05/2002      44000      133316    open mkt sale
SCG Fund          06/05/2002      31200       94533    open mkt sale
SCG Fund          06/05/2002       1600        4848    open mkt sale
SCG Fund          06/05/2002      27500       83322    open mkt sale
SCG Fund          06/05/2002       3700       11211    open mkt sale
SCG Fund          06/05/2002     135300      409947    open mkt sale
Sub-advised fund  06/05/2002      50000      151500    open mkt purch
Sub-advised fund  06/05/2002       1000        3030    open mkt purch
Sub-advised fund  06/05/2002      50000      151500    open mkt purch
Sub-advised fund  06/05/2002      15000       45450    open mkt purch
Sub-advised fund  06/05/2002        600        1818    open mkt purch
DGF               06/20/2002      11200       33361    open mkt purch
Sub-advised fund  06/20/2002       2500        7447    open mkt purch
Sub-advised fund  06/20/2002       6300       18766    open mkt purch
DGF               06/21/2002       2900        8758    open mkt purch
Sub-advised fund  06/21/2002        600        1812    open mkt purch
Sub-advised fund  06/21/2002       1500        4530    open mkt purch
DGF               06/24/2002        400        1190    open mkt purch
Sub-advised fund  06/24/2002        100         297    open mkt purch
Sub-advised fund  06/24/2002        200         595    open mkt purch
DGF               06/25/2002      19000       56050    open mkt purch
DGF               06/25/2002       4800       14520    open mkt purch
RS acct           06/25/2002       2800        8260    open mkt purch
RS acct           06/25/2002        700        2117    open mkt purch
Sub-advised fund  06/25/2002        500        1512    open mkt purch
Sub-advised fund  06/25/2002       1800        5310    open mkt purch
Sub-advised fund  06/25/2002        100         295    open mkt purch
Sub-advised fund  06/25/2002        300         907    open mkt purch
Sub-advised fund  06/25/2002       1300        3835    open mkt purch
DGF               06/26/2002      30300       81583    open mkt purch
RS acct           06/26/2002       4400       11847    open mkt purch
Sub-advised fund  06/26/2002       2900        7808    open mkt purch
Sub-advised fund  06/26/2002        300         808    open mkt purch
Sub-advised fund  06/26/2002       2100        5654    open mkt purch
DGF               06/27/2002      18700       51238    open mkt purch
DGF               06/27/2002      27900       72540    open mkt purch
RS acct           06/27/2002       1400        3836    open mkt purch
RS acct           06/27/2002       2100        5460    open mkt purch
RS acct           06/27/2002       1400        3836    open mkt purch
RS acct           06/27/2002       2100        5460    open mkt purch
Sep acct          06/27/2002       1400        3836    open mkt purch
Sep acct          06/27/2002       2100        5460    open mkt purch
Sub-advised fund  06/27/2002       1800        4932    open mkt purch
Sub-advised fund  06/27/2002       2700        7020    open mkt purch
Sub-advised fund  06/27/2002        100         260    open mkt purch
Sub-advised fund  06/27/2002        300         822    open mkt purch
Sub-advised fund  06/27/2002        500        1300    open mkt purch
DGF               06/28/2002      53200      156041    open mkt purch
DGF               06/28/2002      99600      278880    open mkt purch
RS acct           06/28/2002       4000       11732    open mkt purch
RS acct           06/28/2002       7500       21000    open mkt purch
RS acct           06/28/2002       4100       12026    open mkt purch
RS acct           06/28/2002       7600       21280    open mkt purch
Sep acct          06/28/2002       3900       11439    open mkt purch
Sep acct          06/28/2002       7400       20720    open mkt purch
Sub-advised fund  06/28/2002       5300       15545    open mkt purch
Sub-advised fund  06/28/2002       9800       27440    open mkt purch
Sub-advised fund  06/28/2002        100         293    open mkt purch
Sub-advised fund  06/28/2002        200         560    open mkt purch
Sub-advised fund  06/28/2002        900        2640    open mkt purch
Sub-advised fund  06/28/2002       1600        4480    open mkt purch
Sep acct          07/02/2002       2000        5193    open mkt purch
Sub-advised       07/02/2002        500        1298    open mkt purch
Sub-advised fund  07/02/2002       2700        7010    open mkt purch
Sub-advised fund  07/02/2002        200         519    open mkt purch
Sub-advised fund  07/02/2002       4000       10385    open mkt purch
Sub-advised fund  07/02/2002      10000       25963    open mkt purch
Sub-advised fund  07/02/2002        600        1558    open mkt purch
DGF               07/03/2002      25400       65672    open mkt purch
DGF               07/03/2002      24600       62115    open mkt purch
Sub-advised fund  07/03/2002       4900       12372    open mkt purch
Sub-advised fund  07/03/2002       5100       13186    open mkt purch
DGF               07/08/2002       4300       10658    open mkt purch
Sub-advised fund  07/08/2002       1300        3222    open mkt purch
DGF               07/09/2002      15400       36498    open mkt purch
Sub-advised fund  07/09/2002       4600       10902    open mkt purch
DGF               07/10/2002      40300       92626    open mkt purch
Sub-advised fund  07/10/2002       9100       20915    open mkt purch
RS acct           07/12/2002       4700       10622    open mkt purch
RS acct           07/12/2002       7300       16498    open mkt purch
Sub-advised fund  07/12/2002       1900        4294    open mkt purch

CUSIP No. 868587106				13D			Page 8 of 9 Pages

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	July 15, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

CUSIP No. 868587106				13D			Page 9 of 9 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	July 15, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer